EXHIBIT 99.2

American Eagle Outfitters, Inc.
May 2005
Recorded Sales Commentary Transcript dated June 1, 2005

Welcome to the American Eagle Outfitters May 2005 Sales Commentary. This is Laura Weil, Chief Financial Officer. During this call, I will make certain forward-looking statements, based upon information, which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the month ended May 28, 2005 increased 25.8% to a record $140.9 million, compared to $112.0 million for the period ended May 29, 2004. May comparable store sales increased 17.1%, which is on top of an 11.4% comp increase last year.

May was a solid month, reflecting strong customer acceptance of our summer assortment. Overall, we were very pleased with the level of transactions and store traffic, demonstrating the continuation of strong brand momentum. Yet, we believe that cool weather patterns negatively impacted business in the Northeast and parts of the Midwest, which were our slowest regions.

Comps in the Northeast rose in the high-single digits;

The Mid-West increased in the low double-digits;

The West was up in the mid-teens; and

The Mid-Atlantic region rose in the high-teens.

Comps were strongest in the south, with the Southeast positive mid-twenties, and the Southwest positive high-twenties compared to last year.

By division, both men's and women's produced a positive high-teen comp in May, with strength continuing in most major categories, including denim and knit tops. Our average unit retail price declined in the low single-digits compared to last year. This was due, in part, to a change in our second quarter mark-down cadence compared to last year.

Transaction trends remained strong, rising in the high-teens per average store compared to last year. Sales units sold per store rose in the low twenties, and units per transaction were positive low single-digits. In-store traffic trends and our conversion rates were also favorable compared to last year.

Comps by week were as follows:

Week one increased in the high-teens, compared to a positive low double-digit comp last year;

Weeks two and three increased in the mid-teens, compared to high-teen and low double-digit increases last year, respectively;

and Comps in week four rose in the low-twenties, compared to a mid single-digit increase last year.

Our second summer floor-set arrives in stores this week, which is a colorful, fun product update. Our next major merchandise flow is back-to-school, which kicks-off in July.

At this time, we are reiterating our previously-announced second quarter earnings guidance of $0.32 to $0.33 per share, representing 45 to 50% earnings growth over $0.22 per share from continuing operations last year.

Keep in mind that June is a five-week month. Our next sales update will be on Wednesday, July 6th.

Thank you for your continued interest in American Eagle Outfitters.